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                        [JENKENS & GILCHRIST LETTERHEAD]


                               February 19, 1998

Denbury Management
17304 Preston Road, Suite 200
Dallas, Texas  75252

     Re: Opinion as to Legality of Organization and Certain Securities of Denbury Management, Inc.

Ladies and Gentlemen:

     We have acted as U.S. securities counsel to Denbury Management, Inc., a Texas corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended ("Securities Act"), of Senior Subordinated Notes Due 2008 (the "Notes) in the principal amount of up to $125,000,000. The terms and conditions of such offering are described in a prospectus (the "Prospectus"), contained in a registration statement (File number 333-43207), as amended (the "Registration Statement"), on Form S-3 filed with the Securities and Exchange Commission (the "Commission").

     We have examined (i) the Prospectus and the Registration Statement, (ii) a form of Indenture proposed to be entered into between the Company and Chase Bank of Texas, National Association, as Trustee, pertaining to the Notes, (iii) the Articles of Incorporation of the Company, as amended, and the bylaws and corporate proceedings of the Company, and (iv) such other records, documents, opinions, and instruments as in our judgment are necessary or appropriate to enable us to render this opinion. We have made such legal and factual determination as we have deemed relevant.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas;

     2. when the Indenture has been duly executed and delivered by the officers authorized by the Board of Directors of the Company or a duly authorized committee thereof



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Denbury Management
February 19, 1998
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          to execute and deliver the same, it will constitute a legal, valid and binding instrument of the Company, enforceable against the Company in accordance with its terms; and

     3. the Notes are duly authorized, and when executed and authenticated in the manner set forth in the Indenture and when sold, issued to, and paid for by the Underwriters, will be legal, valid and binding obligations of the Company, entitled to the benefits provided by the Indenture, and enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, general equitable principles and other laws relating to or affecting the enforcement of the creditors' rights.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference being made to our firm under the caption "Legal Matters" in the Prospectus. In giving this consent, this firm does not thereby admit that it comes into the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                           Sincerely yours,

                                           JENKENS & GILCHRIST,
                                           A Professional Corporation


                                           By:  /s/ DONALD W. BRODSKY
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                                              Donald W. Brodsky
                                              Authorized Signatory on
                                              Behalf of the Corporation